Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Employee Stock Purchase Plan and International Employee Stock Purchase Plan of Microchip Technology Incorporated our reports dated May 30, 2019, with respect to the consolidated financial statements of Microchip Technology Incorporated and the effectiveness of internal control over financial reporting of Microchip Technology Incorporated included in its Annual Report (Form 10-K) for the year ended March 31, 2019, filed with the Securities and Exchange Commission.
/s/   Ernst & Young LLP
Phoenix, Arizona
February 4, 2020